UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Microchip Technology Incorporated

(Exact name of registrant as specified in its charter)

Delaware	86-0629024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2355 W. Chandler Blvd., Chandler, Arizona	85224-6199
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to Be Registered	Name of Each Exchange on Which Each Class Is to Be Registered
Depositary Shares, each representing a 1/20th interest in a share of 7.50% Series A Mandatory Convertible Preferred Stock, par value $0.001	NASDAQ Stock Market LLC (Nasdaq Global Select Market)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-285913

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/20th interest in a share of 7.50% Series A Mandatory Convertible Preferred Stock, par value $0.001 per share and liquidation preference $1,000 per share (the “Mandatory Convertible Preferred Stock”), of Microchip Technology Incorporated, a Delaware corporation (the “Company”). The descriptions of the terms of the Depositary Shares and the underlying Mandatory Convertible Preferred Stock set forth under the headings “Description of Depositary Shares” and “Description of Mandatory Convertible Preferred Stock,” respectively, in the Company’s final Prospectus Supplement, dated March 20, 2025, to the Prospectus, dated March 19, 2025, forming a part of the Company’s Registration Statement on Form S-3 (File No. 333-285913), filed under the Securities Act of 1933, as amended, are hereby incorporated herein by reference.

Item 2. Exhibits.

Exhibits

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Microchip Technology Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated August 26, 2021)

3.2	Amended and Restated Bylaws effective August 22, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated August 23, 2023)

3.3	Certificate of Designations, filed with the Secretary of State of the State of Delaware and effective March 25, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 25, 2025)

4.1	Form of Certificate for the 7.50% Series A Mandatory Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 25, 2025)

4.2	Deposit Agreement, dated as of March 25, 2025, among Microchip Technology Incorporated, Equiniti Trust Company, LLC, acting as Depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated March 25, 2025)

4.3	Form of Depositary Receipt for the Depositary Shares (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K dated March 25, 2025)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Microchip Technology Incorporated

Date: March 25, 2025	By:	/s/ J. Eric Bjornholt
Name: J. Eric Bjornholt
Title: Senior Vice President and Chief Financial Officer